: CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MUTUAL FUND ADMINISTRATIVE SERVICES AGREEMENT

This Mutual Fund Administrative Services Agreement dated as of the 1st day of February, 2022 (“Agreement”) is made by and among Nationwide Financial Services, Inc. (“NFS”), on behalf of its subsidiaries listed on Exhibit A (collectively, “Nationwide” unless otherwise indicated) and the current and any future Nationwide separate accounts as applicable (“Variable Accounts”), PGIM Investments LLC (the “Adviser”), a New Jersey company, and Prudential Mutual Fund Services LLC (the “Company”), which serves as the administrator and transfer agent to The Prudential Series Fund, an open-end management investment company organized under the laws of Maryland (“Trust”) and the mutual funds listed on Exhibit B (each a “Fund” and collectively, the “Funds”).

WHEREAS, the Trust is an open-end management investment company and was established for the purpose of serving as the investment vehicle for separate accounts established for variable life insurance contracts and variable annuity contracts to be offered by insurance companies, which have entered into participation agreements (“Participating Insurance Companies”); and

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, beneficial interests in the Trust are divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets (the Funds), and such series are further divided into classes of shares; and

WHEREAS, the life insurance companies listed on Exhibit A, as depositors, have established (or will establish) the Variable Accounts to serve as investment vehicles in order to fund variable annuity contracts and variable life insurance policies issued by Nationwide (“Contracts”); and

WHEREAS, pursuant to a separate Fund Participation Agreement among Nationwide, The Prudential Series Fund, PGIM Investments LLC, and Prudential Investment Management Services LLC, distributor to the mutual funds listed on Exhibit B, dated as of February 1, 2022 (“Participation Agreement”), providing for the purchase by the Variable Accounts of shares of the Funds to provide investment options for the Contracts; and

WHEREAS, Nationwide and the Company wish to enter into an agreement providing for: (1) the processing, on behalf of owners of Contracts (“Contract Owners”), of orders to purchase and redeem shares of the Funds; and (2) administrative services with respect to investments by Variable Accounts in shares of the Funds as set forth in Section 2 and in Exhibit D.

NOW, THEREFORE, in consideration of their mutual promises, Nationwide and the Company agree as follows:

1.	Definitions

(a)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(b)	“1940 Act” means the Investment Company Act of 1940, as amended.

(c)

“Administrative Services” means services to any Fund in connection with its Shares (defined herein) purchased, redeemed, or held by Variable Accounts on behalf of Contracts, as described in Section 2 and in Exhibit D to this Agreement. Administrative Services are not services that are intended to promote the sale of Shares of any Fund.

(d)	“Administrative Services Fee” means fees payable pursuant to an Administrative Services Plan adopted by the board of trustees of the Trust for Administrative Services provided by Nationwide.

(e)	“Business Day” means any day that the New York Stock Exchange is open for regular trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC.

(f)	“Contract” means any variable life insurance contract or variable annuity contract offered and/or issued by Nationwide.

(g)	“Contract Owner” means an owner or holder of a Contract.

(h)	“FINRA” means the Financial Industry Regulatory Authority, Inc.

(i)	“Market Close” means the close of regular trading on the New York Stock Exchange on any Business Day, generally 4:00 pm Eastern Time.

(j)	“Operating Procedures” means the procedures for the purchase, redemption and settlement of Shares as set forth in Exhibit C to this Agreement.

(k)	“Order” means a request from a Contract Owner to purchase or redeem their proportionate share of a Variable Account that corresponds to specific Shares of a Fund.

(l)	“SEC” means the U.S. Securities and Exchange Commission.

(m)	“Shares” means the shares, including the particular class of shares, of the Funds set forth in Exhibit B.

(n)	“USA Patriot Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

2.	Administrative Services Provided in Connection with the Contracts

(a)	Nationwide will perform Administrative Services in connection with the Shares as set forth in this Section 2 and in Exhibit D.

(b)

For each class of Shares of a Fund that Nationwide includes in its Contracts, Nationwide shall open one or more “omnibus” accounts with the Company through which it may process Orders on behalf of Contract Owners. Nationwide will purchase and redeem Shares, settle Share purchase and redemption transactions, reconcile such transactions, obtain daily values for Shares, and reinvest dividends and other distributions in Shares in accordance with the Operating Procedures.

(c)

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from Contract Owners for the purchase and redemption of Fund Shares prior to the Market Close on each Business Day. Except as particularly stated in this section, Nationwide shall have no authority to act on behalf of the Company or to incur any cost or liability on its behalf. Both parties agree to follow any written guidelines or standards relating to the sale or redemption of Shares as may be provided in the Operating Procedures as well as to follow any applicable federal and/or state securities law, rules, or regulations.

(d)	Nationwide shall transmit payment for Shares of any Fund purchased in the manner prescribed by the Operating Procedures.

(e)	The Company shall transmit payment for Shares of any Fund redeemed in the manner prescribed in the Operating Procedures.

(f)

Nationwide represents that it has policies and procedures reasonably designed to monitor and prevent Orders received from its Contract Owners after the Market Close on any Business Day from being aggregated and communicated to the Funds with Orders received before the Market Close on such Business Day (consistent with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder).

(g)

Issuance and transfer of Shares will be by book entry only. Stock certificates will not be issued to Nationwide or to any Variable Account. Purchase and redemption Orders for Shares will be recorded by the Company in an appropriate title for each Variable Account.

(h)

The Company will furnish same day notice (by electronic means) to Nationwide of the declaration of any income, dividends, or capital gain distributions payable on each Fund’s Shares. Nationwide hereby elects to receive all such income, dividends, and distributions as are payable on the Fund Shares in the form of additional Shares of that Fund. The Company will notify Nationwide of the number of Shares so issued as payment of such dividends and distributions.

(i)	The Company will make the net asset value per Share for each Fund available to Nationwide daily in the manner prescribed in the Operating Procedures.

(j)

Nationwide has policies and procedures in effect to detect and deter short term or excessive trading practices (“Market Timing”). Nationwide’s Market Timing policies and procedures include, but are not limited to: monitoring Contract Owner trading activity, imposing trade restrictions, and enforcing redemption fees imposed by the Funds (if applicable). The Company acknowledges that Nationwide shall apply its own trade monitoring and restriction policies and procedures to trading of Fund Shares hereunder which may differ from the criteria set forth in the Trust’s prospectuses and SAIs.

3.	Representations and Warranties of Nationwide

Nationwide represents and warrants that it is a holding company duly organized and in good standing under applicable state law, and that its life insurance companies have been duly organized and are in good standing under applicable state law.

The foregoing representation and warranty will be true and correct at all times during the term of this Agreement.

4.	Representations and Warranties of the Company

The Company represents and warrants that:

(a)

it (i) is registered as a transfer agent under the 1934 Act and will remain duly registered under all applicable federal securities laws; (ii) serves as the administrator and transfer agent for the Trust; and (iii) will perform its obligations for the Trust in accordance with any applicable state and federal securities laws;

(b)	the Trust is lawfully organized and validly existing under the laws of the State of Delaware and it does and will comply in all material respects with applicable provisions of the 1940 Act;

(c)

the Funds have policies and procedures designed to deter Market Timing, as are disclosed in each Fund’s prospectus, and such policies will be uniformly and consistently applied to all Contract Owners unless otherwise disclosed in such Fund’s prospectus;

(d)	its activities hereunder comply in all material respects with all provisions of federal and state securities law applicable to such activities;

(e)

the Trust has duly adopted the Administrative Services Plan for the payment of Administrative Services Fees, which are paid in accordance with the terms and conditions of the Administrative Services Plan; and

(f)

the arrangements described herein, and the amount and form of fees and other compensation payable hereunder, have been reviewed by the Trust’s board of trustees, and are consistent with the Administrative Service Plan.

The foregoing representations and warranties will be true and correct at all times during the term of this Agreement.

5.	Prospectuses, Reports and Proxy Statements; Voting

(a)	The Company is responsible for mailing proxy materials to Contract Owners. The Company will be responsible for bearing the costs of preparing and distributing proxy materials.

(b)

The Company will provide Nationwide with copies of reports to shareholders, updated prospectuses, and other communications to shareholders with respect to the Funds in such quantity as Nationwide will reasonably require. The Company will be responsible for bearing the costs of preparing such updated Trust prospectuses, annual and semiannual reports, and other related statements and notices. Nationwide will distribute such reports, updated prospectuses, and other communications to existing Contract Owners. The Company agrees to pay the lesser of:

(i)	the cost to print individual Fund prospectuses and other Fund-issued documents as applicable; or

(ii)	the Company’s portion of the total printing costs if Nationwide does not use individual prospectuses and other Fund-issued documents as applicable, but reprints such documents in another format; or

(iii)

The Company’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses and other Fund-issued documents as applicable, but reproduces such documents in another allowable and appropriate electronic medium, subject to reasonable costs and as mutually agreed upon by both Nationwide and the Company.

(c)

Except as otherwise provided herein, all expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Company or the Funds under this Agreement shall be paid by the Company and/or the Funds.

(d)

For so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for owners of Contracts, Nationwide shall (i) solicit voting instructions from Contract Owners; (ii) vote the Shares held in the Variable Account(s) in accordance with instructions received from Contract Owners; and (iii) vote Shares held in the Variable Account(s) for which no timely instructions have been received in the same proportion as Shares of such Fund for which instructions have been received from Nationwide’s Contract Owners. Nationwide reserves the right to vote Shares held in any segregated asset account in its own right, to the extent permitted by law.

(e)

The Company shall cause any third-party vendor providing services with regard to proxy materials on behalf of the Company to sign a confidentiality agreement that includes reasonable nondisclosure provisions.

(f)	The Company will cause the Trust to comply with all provisions of the 1940 Act requiring voting by shareholders.

(g)

Nationwide shall not give any information or make any representations or statements on behalf of the Trust or the Company or concerning the Trust or the Company other than information or representations contained in and accurately derived from proxy materials and/or reports of the Trust which are in the public domain or approved by the Trust or the Company for distribution to shareholders, or the Trust’s current registration statement, prospectuses, or statements of additional information, except with the written permission of the Trust or the Company.

6.	Compensation

(a)

In consideration for the Administrative Services provided by Nationwide pursuant to this Agreement, the Company agrees to pay Nationwide, for each Fund and class of Shares identified on Exhibit B, the respective Administrative Services Fee at the rate listed therein, calculated as an annualized percentage of the average daily net asset value of Shares owned by Variable Accounts for the period in which such fees were earned.

(b)

The Company represents, and Nationwide acknowledges, that Administrative Services Fees paid hereunder are not distribution fees payable pursuant to a plan adopted pursuant to Rule 12b-1 of the 1940 Act.

(c)

Administrative Services Fees will be paid to Nationwide, or its designee, on a monthly basis by electronic funds transfer as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The Administrative Services Fee payment will be accompanied or preceded by a statement showing the calculation of the amounts being paid by the Trust for the relevant period and such other supporting data as may be reasonably requested by Nationwide.

(d)

The parties agree that Administrative Services Fees will be paid to NFS or its designee according to this Agreement with respect to each Fund as long as Shares of such Fund are held by Variable Accounts. This provision will survive the termination of this Agreement.

(e)	Each party may disclose that it has entered into this Agreement. Further, each party may disclose the annual Administrative Service Fees payable to Nationwide under this Agreement.

7.	Privacy and Data Security

(a)

The parties will keep confidential any information regarding the Company, Nationwide, the Variable Accounts, and Contract Owners received in connection with providing services and meeting their respective obligations hereunder, except: (a) as necessary to provide the services or otherwise meet their respective obligations under this Agreement; (b) as necessary to comply with applicable law; and (c) information regarding the Variable Accounts which is otherwise publicly available. The parties will maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to another party or its designees or agents in accordance with Section 248.11 of Regulation S-P (17 CFR 248.1–248.30) (“Reg S-P”) and any other applicable federal or state privacy laws and regulations, including without limitation 201 CFR 17.00 et seq. and applicable security breach notification regulations (collectively “Privacy Laws”). Each party shall use such data solely to effect the services contemplated herein, and none of the parties will directly, or indirectly through an affiliate, disclose any non-public personal information protected under Privacy Laws (“Non-public Personal Information”) received from another party to any person that is not an affiliate, designee, service provider, or agent of the receiving party and provided that any such information disclosed to an affiliate, designee, service provider, or agent will be under the same or substantially similar contractual limitations on use and non-disclosure and will comply with all legal requirements. The Parties will not use information, including Non-public Personal Information, directly or indirectly provided to it by a party or its designees or agents pursuant to this Agreement for the purpose of marketing to Contract Owners or any other similar purpose, except as may be agreed by the parties hereto. Except for confidential information consisting of Non-public Personal Information, which will be governed in all respects in accordance with the immediately preceding sentence, confidential information does not include information which (i) was publicly known and/or was in the possession of the party receiving confidential information (“Receiving Party”) from other sources prior to the Receiving Party’s receipt of confidential information from the party disclosing confidential information (“Disclosing Party”), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party’s knowledge, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual, or fiduciary obligation to the Disclosing Party, or (iv) describes the fees payable to Nationwide under this Agreement.

(b)

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Non-public Personal Information that (a) are at least equal to industry standards for such types of locations, (b) are in accordance with reasonable policies in these regards, and (c) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration, or unauthorized disclosure or access of Non-public Personal Information under this Agreement. Without limiting the generality of the foregoing, each party will take all reasonable measures to secure and defend its location and equipment against cyber-attacks, “hackers” and others, both internal and external, who may seek, without authorization, to modify or access its systems or the information found therein. Each party will periodically test its systems for potential areas where security could be breached. Each party will report to the other party promptly any breaches of security or unauthorized access to its systems that it detects or becomes aware of that would require notification to consumers and/or regulators, as may be required by applicable federal and/or state laws. Each party will use reasonable and diligent efforts to remedy such breach of security or unauthorized access in a timely manner. Each party maintains the right to reasonably audit its data in the other party’s systems environment no more than annually, upon 60 days prior written notice, and at auditing party’s sole expense and cost.

(c)

All Non-public Personal Information must be stored in a physically and logically secure environment that reasonably attempts to protect it from unauthorized access, modification, theft, misuse, and destruction.

8.	Anti-Money Laundering

(a)

Nationwide agrees that the companies listed on Exhibit A will comply with all applicable anti-money laundering laws, rules and regulations, including but not limited to, the Bank Secrecy Act (“BSA”), its implementing regulations, and the USA Patriot Act, which amends certain sections of the BSA and sets forth certain other anti-money laundering requirements.

(b)

The Company agrees that it will comply with all applicable anti-money laundering laws, rules and regulations, including but not limited to, the BSA, its implementing regulations, and the USA Patriot Act, which amends certain sections of the BSA and sets forth certain other anti-money laundering requirements.

9.	Maintenance of Records

Each party will maintain and preserve all records as required by law to be maintained and preserved in connection with the provision of services contemplated hereunder. During the term of this Agreement, upon any reasonable request from the Company or its representatives, Nationwide shall (i) provide to the Company or its representatives reasonable access during normal business hours to review and audit the books and records (including any such materials developed on or after the date of this Agreement by a party hereto or its affiliates) under the control of Nationwide pertaining to the services to be provided under this Agreement; provided that such access shall be preceded by 30 days’ written notice, and (ii) permit the Company or its representatives to make copies of such records, in each case at no cost to Nationwide. Nothing herein shall require Nationwide to disclose any information to the Company or its representatives (i) in contravention of the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by Nationwide’s counsel, constitutes a waiver of any such privilege, or (iii) if the provision of access to such document (or portion thereof) or information, as determined by Nationwide’s counsel, would reasonably be expected to conflict with applicable law.

10.	Indemnification

(a)

Nationwide agrees to indemnify and hold harmless the Company and each of its respective officers, trustees, directors, employees, agents, affiliated persons, subsidiaries, and each person, if any, who controls the Company within the meaning of the 1940 Act (collectively, the “Fund Indemnified Parties” for purposes of this section) against any losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof), and/or litigation expenses (including reasonable legal and other expenses) (collectively the “Losses”), to which the Fund Indemnified Parties may become subject to the extent such Losses result from (i) Nationwide’s bad faith, negligence, or willful misconduct in performing its obligations under this Agreement; (ii) any material breach by Nationwide of any provision of this Agreement or of any law, rule, or regulation applicable to its obligations under this Agreement; or (iii) any breach by Nationwide of a representation or warranty made in this Agreement. Nationwide shall not be liable for indemnification hereunder to the extent such Losses are attributable to the bad faith, negligence, or willful misconduct of the Company in performing its obligations under this Agreement.

(b)

The Company agrees to indemnify and hold harmless Nationwide and its officers, directors, employees, agents, affiliated persons, subsidiaries, and each person, if any, who controls Nationwide within the meaning of the 1940 Act (collectively, the “Nationwide Indemnified Parties” for purposes of this section), against any Losses to which the Nationwide Indemnified Parties may become subject to the extent such Losses result from (i) the Company’s bad faith, negligence, or willful misconduct in performing its obligations under this Agreement; (ii) any material breach by the Company of any provision of this Agreement or of any law, rule, or regulation applicable to its obligations under this Agreement; or (iii) any breach by the Company of a representation or warranty made on its behalf or on behalf of the Trust in this Agreement. The Company shall not be liable for indemnification hereunder to the extent such Losses are attributable to the bad faith, negligence, or willful misconduct of Nationwide in performing its obligations under this Agreement.

(c)

each party agrees that the extent of its indemnification liability to the other hereunder will be for the full amount of all direct damages (including reasonable legal and other expenses), without limitation, but neither party shall be liable to the other for special, indirect, or consequential damages or lost profits or loss of business.

(d)

Promptly after receipt by an indemnitee under this section of notice of the commencement of a claim or action that may be covered hereunder), the indemnitee will notify the indemnitor in writing of the commencement thereof. The omission to so notify the indemnitor will not relieve it from any liability that it may have to any indemnitee under this section except that the failure of the indemnitee so to notify the indemnitor will relieve the indemnitor of its indemnity obligation with respect to that action to the extent that such omission results in the forfeiture of the indemnitor’s substantive rights or defenses. If any such action is brought against any indemnitee and it notifies the indemnitor of the commencement thereof as specified above, the indemnitor will be entitled to assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the defendant or defendants in such action entitled to indemnification hereunder will have the right to participate in the defense or preparation of the defense of any such action. In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel as provided above, the indemnitees in such action will bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named as defendant(s) in such action for: (i) the fees and expenses of counsel agreed upon by indemnitor and indemnitee; or (ii) for all reasonable fees and expenses of counsel retained by the indemnitee(s) in the event that the indemnitor is found liable under the terms of this Agreement or applicable law for the defense of such indemnitee(s). If the indemnitor assumes the defense of any such action, the indemnitor will not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise, or default or consent, each indemnitee receives from the claimant a release from all liability in respect of such claim. The party seeking indemnification will not confess any claim or make any compromise in any case in which the other party may be required to indemnify except with the other party’s prior written consent.

(e)	The provisions of this Section 11 shall survive the termination of this Agreement.

11.	Applicable Law

(a)	This Agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware.

(b)

This Agreement will be subject to the provisions of the Securities Act of 1933, as amended, the 1934 Act, and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules, and regulations as the SEC may grant and the terms hereof will be interpreted and construed in accordance therewith.

12.	Termination

(a)	This Agreement may be terminated by either party for any reason upon sixty (60) days’ advance written notice delivered to the other party.

(b)

This Agreement may be terminated at the option of either party upon institution of formal proceedings against the other party by FINRA, the SEC, the insurance commission of any state, or any other regulatory body regarding such other party’s duties under this Agreement or related to the operation of a Variable Account, the administration of the Contracts, or the processing of Orders, or an expected or anticipated ruling, judgment or outcome which would, in the terminating party’s reasonable judgment, materially impair the other party’s ability to meet and perform its obligations and duties hereunder.

(c)

This Agreement may be terminated by the Company if Nationwide breaches any obligation or representation under this Agreement in a material respect and such breach shall continue un-remedied for thirty (30) days after receipt by Nationwide of notice in writing from the Company of such breach.

(d)

This Agreement may be terminated by Nationwide if the Company breaches any obligation or representation under this Agreement in a material respect and such breach shall continue un-remedied for thirty (30) days after receipt by the Company of notice in writing from Nationwide of such breach.

(e)

Notwithstanding a termination of this Agreement pursuant to any of the foregoing provisions of this section, this Agreement shall remain in force and in effect for so long as Contract Owner allocations to any or all of the Variable Accounts remain invested in Trust Shares.

13.	Notices

Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier prepaid and addressed, or may be sent by electronic or other communications and to such persons as agreed to by the parties in each case to:

Nationwide

Nationwide Financial

One Nationwide Plaza, 5-02-210A

Columbus, Ohio 43215

Attention: VP, Head of Fund Operations

Trust

The Prudential Series Fund

One Corporate Drive

Shelton, CT 06484

Attention: Secretary

Adviser

PGIM Investments LLC

655 Broad Street, 17th Floor

Newark, NJ 07102

Attention: Secretary

Company

Prudential Mutual Fund Services LLC

655 Broad Street

Newark, NJ 07102

Attention: Secretary

Any party may change its address by notifying the other party(ies) in writing. Notices will be deemed given upon dispatch.

14.	Entire Agreement

This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

15.	Assignment

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by any party without the written consent of the other parties (except that a party may assign rights, privileges, duties, or obligations to an affiliate).

16.	Waiver

No term or provision of this Agreement may be waived or modified unless done so in writing (including electronic communication) and signed by the party against whom such waiver or modification is sought to be enforced. Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

17.	Force Majeure

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified, or removed.

18.	Other Matters

(a)	The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

(b)	If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby.

(c)

The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

(d)

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

(e)

Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks, or service marks, whether registered or unregistered, without the prior consent of such party. Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options.

(f)	Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

(g)	This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the exhibits, executed by all parties to the Agreement.

(h)	Except as expressly set forth herein, no provision of this Agreement is intended or shall be construed to provide or create any rights or benefits in any third party.

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid, and binding obligation, and is enforceable in accordance with its terms.

Signature Page Follows

This Agreement may be executed by electronic signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

By:	Leland W. Cummings
Title:	VP, Head of Fund Operations

THE PRUDENTIAL SERIES FUND

By:	Timothy Cronin
Title:	President

PGIM INVESTMENTS LLC

By:	Timothy Cronin
Title:	Senior Vice President

PRUDENTIAL MUTUAL FUND SERVICES LLC

By:
Title:

EXHIBIT A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company

Nationwide Life and Annuity Insurance Company

Jefferson National Life Insurance Company

Jefferson National Life Insurance Company of New York

Other Subsidiaries

Nationwide Investment Services Corporation

Jefferson National Securities Corporation

Any other existing or future direct or indirect subsidiaries of Nationwide Financial Services, Inc. issuing Variable Accounts, or performing duties or obligations hereunder on behalf of Nationwide, provided that such subsidiary is duly formed, validly existing and has all necessary licenses.

EXHIBIT B

FUNDS AND COMPENSATION

All current and future funds available for sale through the Variable Products, including but not limited to any funds listed below.

Legal Fund Name and/or Share Class	CUSIP	Administrative Services Fee (bps)
PSF PGIM 50/50 Balanced Portfolio, a series of The Prudential Series Fund - Class I	74437G755	[***]

PSF PGIM Jennison Blend Portfolio, a series of The Prudential Series Fund - Class I	74437G730	[***]

PSF PGIM Jennison Blend Portfolio, a series of The Prudential Series Fund - Class II	74437G508	[***]

PSF PGIM Flexible Managed Portfolio, a series of The Prudential Series Fund - Class I	74437G714	[***]

PSF Global Portfolio, a series of The Prudential Series Fund - Class I	74437G698	[***]

PSF PGIM Government Income Portfolio, a series of The Prudential Series Fund - Class I	74437G680	[***]

PSF PGIM Government Money Market Portfolio, a series of The Prudential Series Fund - Class I	74437G664	[***]

PSF PGIM High Yield Bond Portfolio, a series of The Prudential Series Fund - Class I	74437G672	[***]

PSF PGIM Jennison Focused Blend Portfolio, a series of The Prudential Series Fund - Class I	74437G797	[***]

PSF PGIM Jennison Focused Blend Portfolio, a series of The Prudential Series Fund - Class II	74437G789	[***]

PSF PGIM Jennison Growth Portfolio, a series of The Prudential Series Fund - Class I	74437G847	[***]

PSF PGIM Jennison Growth Portfolio, a series of The Prudential Series Fund - Class II	74437G839	[***]

PSF Natural Resources Portfolio, a series of The Prudential Series Fund - Class I	74437G656	[***]

PSF Natural Resources Portfolio, a series of The Prudential Series Fund - Class II	74437G854	[***]

PSF PGIM Jennison Value Portfolio, a series of The Prudential Series Fund - Class I	74437G722	[***]

PSF PGIM Jennison Value Portfolio, a series of The Prudential Series Fund - Class II	74437G607	[***]

PSF PGIM Total Return Bond Portfolio, a series of The Prudential Series Fund - Class I	74437G748	[***]

PSF Small - Cap Stock Index Portfolio, a series of The Prudential Series Fund - Class I	74437G649	[***]

PSF International Growth Portfolio, a series of The Prudential Series Fund - Class I	74437G599	[***]

PSF International Growth Portfolio, a series of The Prudential Series Fund - Class II	74437G581	[***]

Legal Fund Name and/or Share Class	CUSIP	Administrative Services Fee (bps)
PSF Mid - Cap Growth Portfolio, a series of The Prudential Series Fund - Class I	74437G573	[***]

PSF Mid - Cap Growth Portfolio, a series of The Prudential Series Fund - Class II	74437G565	[***]

PSF Small - Cap Value Portfolio, a series of The Prudential Series Fund - Class I	74437G177	[***]

PSF Stock Index Portfolio, a series of The Prudential Series Fund - Class I	74437G631	[***]

EXHIBIT C

OPERATING PROCEDURES

The purchase, redemption, and settlement of Shares will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below, and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption, and settlement of Shares of the Funds through NSCC by Nationwide. In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the 1940 Act and the rules and public interpretations thereunder by the staff of the SEC, receipt by Nationwide of any Order from the Contract Owner prior to the Market Close on any Business Day shall be deemed to be receipt by the Funds of such Order solely for pricing purposes and shall cause purchases and redemptions to be deemed to occur at the net asset value per Share for such Business Day. Each Order shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each Contract Owner whose purchase, redemption, account transfer, or exchange transaction is affected as a result of such Order.

Fund/SERV-DCCS Processing Procedures

1.

On each Business Day, the Company shall accept, and effect changes in its records upon receipt of, purchase, redemption, exchanges, account transfers, and registration instructions from Nationwide electronically through Fund/SERV (“Instructions”) without supporting documentation from the Contract Owner. On each Business Day, the Company shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.

The Company shall perform any and all duties, functions, procedures, and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Company shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules, and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Company that would affect its duties and obligations pursuant to this Agreement.

3.	Confirmed trades and any other information provided by the Company to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.

Instructions provided by Nationwide to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. All Instructions by Nationwide regarding each Fund/SERV account shall be true and correct and will have been duly authorized by the Contract Owner.

5.

For each Fund/SERV transaction, Nationwide shall provide the Funds and the Company with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct. Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions. Nationwide certifies that all Instructions delivered to the Company on any Business Day shall have been received by Nationwide from the Contract Owner by the Market Close on such Business Day and that any Instructions received by it after the Market Close on any given Business Day will be transmitted to the Company on the next Business Day.

Manual Processing Procedures

1.

On each Business Day, Nationwide may receive Orders from the Contract Owner for the purchase or redemption of Shares based solely upon receipt of such Orders prior to the Market Close on that Business Day. Orders received in good order by Nationwide prior to the Market Close on any given Business Day (the “Trade Date”) and transmitted to the Company by no later than 9:30 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the net asset value per Share (“Share Price”) of each applicable Fund, determined as of the Market Close on the Trade Date.

2.

As noted in Paragraph 1 above, by 9:30 a.m. ET on T+1 (“Instruction Cutoff Time”) and after Nationwide has processed all approved transactions, Nationwide will transmit to the Company via facsimile, telefax, or electronic transmission, or system-to-system, or by a method acceptable to Nationwide and the Company, a report (the “Instruction Report”) detailing the Orders that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Market Close) on Trade Date.

(a)

It is understood by the parties that all Instructions from the Contract Owner shall be received and processed by Nationwide in accordance with its standard transaction processing procedures. Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all Contract Owner Orders involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or by appropriate governmental authorities. Under no circumstances shall Nationwide change, alter, or modify any Orders or other instructions received by it in good order.

(b)	Following the completion of the transmission of any Orders by Nationwide to the Company by the Instruction Cutoff Time, Nationwide will verify that the Orders were received by the Company.

(c)

In the event that Nationwide transmits an Order to the Company on any Business Day prior to the Instruction Cutoff Time and such Order is not received by the Company due to circumstances caused by the Company that prohibit the Company’s receipt of such Order, such Order shall nonetheless be treated by the Company as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Order by facsimile transmission to the Company .

(d)	With respect to all Orders, the Company’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Orders sent by Nationwide.

3.

As set forth below, upon the timely receipt from Nationwide of the Orders, the Company will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Market Close on the Trade Date.

(a)

Except as otherwise provided herein, all purchase and redemption Orders will settle on T+1. Settlements will be through net Federal Funds Wire transfers to an account designated by the Company. In the case of Orders which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the close of regular business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Company to cover such net purchase order.

In the case of Orders which constitute a net redemption order, settlement shall occur by the Company causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire transfers on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars.

(b)

Nationwide (and its Variable Accounts) shall be designated as record owner of each account and the Company shall provide Nationwide with all written confirmations required under federal and state securities laws.

(c)

On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original T+1 settlement date will not apply. Rather, for purposes of this Paragraph 3(c) only, the settlement date will be the date on which the Order settles.

(d)

Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly advise the Company in writing of any discrepancies between such information. The Company and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Price Communication Time

The Company will use its best efforts to communicate to Nationwide via electronic transmission acceptable to both parties, by no later than 6:00 p.m. ET on each Trade Date (“Price Communication Time”), the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of Funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Market Close on that Trade Date.

Adjustments

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in this Exhibit C: (i) which is caused by the Funds or the Company, the Company shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Contract Owner and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential, punitive, or other indirect damages, or (ii) which is caused by Nationwide, the Company shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential, punitive, or other indirect damages. In the event of any such adjustments on the Funds’ accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system. In the event that errors or delays with respect to these Operating Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.

EXHIBIT D

Administrative Services

Pursuant to this Agreement, Nationwide shall perform and incur expenses for all administrative services with respect to the Contracts and their Contract Owners, including but not limited to, the following:

1.

Maintaining separate records for each Contract Owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such Contract Owners. NFS will maintain a single master account with each Fund on behalf of Contract Owners and such account shall be in the name of NFS (or its designee) as record owner of shares owned by Contract Owners.

2.	Disbursing or crediting to Contract Owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.

Preparing and transmitting to Contract Owners, as required by law, periodic statements showing the total number of shares owned by Contract Owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract Owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by Contract Owners.

4.	Supporting and responding to service inquiries from Contract Owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for Contract Owners.

6.	Generating written confirmations and quarterly statements to Contract Owners.

7.

Distributing to Contract Owners, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to Contract Owners and other materials that the Funds are required by law or otherwise to provide to their Contract Owners.

8.	Transmitting purchase and redemption orders to the Company or its designee on behalf of the Contract Owners.